The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-202290-01

SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 25, 2015)

$

PPL Electric Utilities Corporation

% First Mortgage Bonds due 2045

PPL Electric Utilities Corporation is offering its First Mortgage Bonds,     % Series due 2045. Interest on the Bonds will be payable on April 1 and October 1 of each year, commencing April 1, 2016, and at maturity, as further described in this prospectus supplement. The Bonds will mature on October 1, 2045, unless redeemed on an earlier date. We may, at our option, redeem the Bonds, in whole at any time or in part from time to time, at the applicable redemption price described herein. See “Description of the Bonds—Redemption.”

The Bonds will be secured by a lien on substantially all of our electricity distribution properties and certain of our electricity transmission properties, subject to certain exceptions and exclusions, as described in this prospectus supplement and in the accompanying prospectus. See “Description of the Bonds—Security; Lien of the Mortgage.”

Investing in the Bonds involves certain risks. See “Risk Factors” on page S-5 of this prospectus supplement, on page 4 of the accompanying prospectus and beginning on page 21 of our Annual Report on Form 10-K for the year ended December 31, 2014.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Us(1)
Per Bond	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from October , 2015.

The underwriters expect to deliver the Bonds to the purchasers in book-entry form through the facilities of The Depository Trust Company on or about October     , 2015.

Joint Book-Running Managers

Barclays	RBC Capital Markets	Scotiabank	Wells Fargo Securities

The date of this prospectus supplement is September     , 2015.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. Neither we nor the underwriters have authorized anyone to provide you with different information. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of its respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

As used in this prospectus supplement and the accompanying prospectus, the terms “we,” “our” and “us” may, depending on the context, refer to PPL Electric Utilities Corporation (“PPL Electric” or “the Company”), or to PPL Electric together with its consolidated subsidiaries, taken as a whole.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that PPL Electric has filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the Bonds by means of this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the Bonds. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Certain affiliates of PPL Electric, including PPL Corporation and certain of its other subsidiaries, have also registered their securities on the “shelf” registration statement referred to above. However, the Bonds are solely obligations of PPL Electric, and not of PPL Corporation or any of PPL Corporation’s other subsidiaries. None of PPL Corporation, or its other subsidiaries, or any of PPL Electric’s subsidiaries or other affiliates will guarantee or provide any credit support for the Bonds.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Electric files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Electric’s Internet Web site is www.pplelectric.com. Our parent, PPL Corporation, maintains an Internet Web site at www.pplweb.com. On the Investor page of that Web site, PPL Corporation provides access to SEC filings of PPL Electric free of charge, as soon as reasonably practicable after filing with the SEC. Neither the information at PPL Electric’s Web site nor the information at PPL Corporation’s Web site is incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement. PPL Electric’s filings are also available at the SEC’s Web site (www.sec.gov).

In addition, reports and other information concerning PPL Electric can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

PPL Electric will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to other documents that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Electric.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2015 and June 30, 2015
Current Reports on Form 8-K	Filed on July 30, 2015, September 3, 2015 and September 4, 2015

Additional documents that PPL Electric files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering of the Bonds are also incorporated herein by reference.

PPL Electric will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning PPL Electric at:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Treasury Department

Telephone: 1-800-345-3085

SUMMARY

The following summary contains information about the offering by PPL Electric of its Bonds. It does not contain all of the information that may be important to you in making a decision to purchase the Bonds. For a more complete understanding of PPL Electric and the offering of the Bonds, we urge you to read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the “Risk Factors” sections and our financial statements and the notes to those statements.

PPL Electric Utilities Corporation

PPL Electric, headquartered in Allentown, Pennsylvania, is a direct wholly owned subsidiary of PPL Corporation and a regulated public utility that is an electricity transmission and distribution service provider in eastern and central Pennsylvania. PPL Electric is subject to regulation as a public utility by the Public Utility Commission, and certain of its transmission activities are subject to the jurisdiction of the Federal Energy Regulatory Commission under the Federal Power Act. PPL Electric delivers electricity in its Pennsylvania service area and provides electricity supply to retail customers in that area as a Provider of Last Resort under the Customer Choice Act.

The Offering

Issuer	PPL Electric Utilities Corporation

Securities Offered	$ aggregate principal amount of PPL Electric’s First Mortgage Bonds, % Series due 2045 (“Bonds”)

Stated Maturity Date	October 1, 2045

Interest Payment Dates	Interest on the Bonds will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2016.

Interest Rate	% per annum

Redemption	The Bonds may be redeemed at our option, in whole at any time or in part from time to time, at the applicable redemption prices set forth in this prospectus supplement. The Bonds will not be entitled to the benefit of any sinking fund or other mandatory redemption and will not be repayable at the option of the Holder of a Bond prior to the Stated Maturity Date. See “Description of the Bonds—Redemption.”

Ranking; Security	The Bonds will be secured by a lien on substantially all of our electricity distribution properties and certain of our electricity transmission properties, subject to certain exceptions and exclusions, as described in this prospectus supplement. See “Description of the Bonds—General” and “Description of the Bonds—Security; Lien of the Mortgage.”

Listing	We do not intend to apply to list the Bonds on any securities exchange.

Form and Denomination	The Bonds will initially be issued in the form of one or more global securities, without coupons, in denominations of $1,000 and integral multiples in excess thereof, and deposited with the Trustee (as hereinafter defined) on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or its nominee. See “Description of the Bonds—General” and “Description of the Bonds-Book-Entry Only Issuance—The Depository Trust Company.”

Use of Proceeds	We intend to use the net proceeds of this offering to repay short-term debt and for other general corporate purposes. See “Use of Proceeds.”

Reopening of the Series	We may, without the consent of the Holders of the Bonds, increase the principal amount of the series and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms as the Bonds, other than the date of initial issuance, the price to public, and, in some circumstances, the initial interest accrual date and the initial interest payment date. Any such additional bonds may, together with the Bonds, constitute a single series of securities under the Mortgage (as hereinafter defined). See “Description of the Bonds—General.”

Governing Law	The Bonds and the Mortgage are governed by the laws of the State of New York, except to the extent the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is applicable and except where otherwise required by law. The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by Pennsylvania law.

RISK FACTORS

Before making a decision to invest in the Bonds, you should carefully consider the risk factors described below, the risk factors described on page 4 of the accompanying prospectus, and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, beginning on page 21, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Bonds

Our credit ratings and ratings on the Bonds may not reflect all risks of your investment in the Bonds

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Bonds. These credit ratings may not reflect the potential impact of risks relating to the terms or market for the Bonds. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

An active trading market for the Bonds may not develop.

The Bonds are a new issue of securities with no established trading market and we do not intend to apply for listing of the Bonds on any securities exchange. We cannot assure that an active trading market for the Bonds will develop. There can be no assurances as to the liquidity of any market that may develop for the Bonds, the ability of Holders to sell their Bonds or the price at which the Holders will be able to sell their Bonds. Future trading prices of the Bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

We intend to use the net proceeds of this offering to repay short-term debt and for other general corporate purposes. At June 30, 2015, we had $168 million of outstanding short-term debt, including commercial paper borrowings, bearing interest at a weighted average interest rate of 0.42%.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2015 on an actual basis, and on an as adjusted basis to give effect to the issuance of the Bonds in this offering. This table should be read in conjunction with our consolidated financial statements, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2015
	Actual	As Adjusted
	(In millions)
Long-term debt, including current portion	$2,603	$
Bonds offered hereby	—

Total long-term debt	2,603

Total equity	2,953

Total capitalization	$5,556	$

DESCRIPTION OF THE BONDS

The following summary description sets forth certain terms and provisions of the Bonds that we are offering by this prospectus supplement. Because this description is a summary, it does not describe every aspect of the Bonds or the Mortgage under which the Bonds will be issued, as described below. The Mortgage is filed as an exhibit to the registration statement of which the accompanying prospectus is a part. The Mortgage and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Bonds and the Mortgage, including definitions of certain terms used in the Mortgage. We also include references in parentheses to certain sections of the Mortgage. Whenever we refer to particular sections or defined terms of the Mortgage in this prospectus supplement, such sections or defined terms are incorporated by reference herein. The Mortgage has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Bonds.

General

We will issue the Bonds as a series of debt securities under our Indenture, dated as of August 1, 2001 (as such indenture has been and may be amended and supplemented from time to time, the “Mortgage”), with The Bank of New York Mellon, as successor trustee (the “Trustee”). The Mortgage does not limit the aggregate principal amount of bonds or other debt securities that may be issued thereunder, subject to meeting certain conditions to issuance, including those described below under “—Issuance of Additional Mortgage Securities.” The Bonds and all other debt securities issued previously or hereafter under the Mortgage are collectively referred to herein as “Mortgage Securities.” The Mortgage constitutes a first mortgage lien, subject to Permitted Liens and exceptions and exclusions as described below and in the accompanying prospectus, on substantially all of our tangible electricity distribution properties and certain of our electricity transmission properties located in Pennsylvania. (See “—Security; Lien of the Mortgage—Class A Bonds” below.) As of the date of this prospectus supplement, approximately $2.6 billion of bonds are issued and outstanding under the Mortgage.

The Bonds will be issued in fully registered form only, without coupons. The Bonds initially will be represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for DTC, as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Only Issuance—The Depository Trust Company.” The authorized denominations of the Bonds will be $1,000 and any larger amount that is an integral multiple of $1,000. Except in limited circumstances described below, the Bonds will not be exchangeable for Bonds in definitive certificated form.

The Bonds are initially being offered in one series in the principal amount of $                        . We may, without the consent of the Holders of the Bonds, increase the principal amount of the series and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms (other than the date of initial issuance, the price to public and, in some circumstances, the initial interest accrual date and initial interest payment date) as the Bonds, but we will not reopen a series unless the additional bonds are fungible with previously issued bonds for U.S. federal income tax purposes or such additional bonds are issued with a separate CUSIP number. Any such additional bonds may, together with the Bonds, constitute a single series of securities under the Mortgage and may be treated as a single class for all purposes under the Mortgage, including, without limitation, voting waivers and amendments.

Maturity; Interest

The Bonds will mature on October 1, 2045 (the “Stated Maturity Date”) and will bear interest from October     , 2015 at a rate of         % per annum. Interest on the Bonds will be payable semi-annually in arrears on April 1 and October 1 of each year (each, an “Interest Payment Date”), commencing on April 1, 2016, and at maturity (whether at the Stated Maturity Date, upon redemption, or otherwise, “Maturity”). Subject to certain exceptions, the Mortgage provides for the payment of interest on an Interest Payment Date only to persons in whose names the Bonds are registered at the close of business on the Regular Record Date, which will be the March 15 or September 15 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date; except that interest payable at Maturity will be paid to the person to whom principal is paid.

Interest on the Bonds will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

Payment

So long as the Bonds are registered in the name of DTC, as depository for the Bonds as described herein under “—Book-Entry Only Issuance—The Depository Trust Company” or DTC’s nominee, payments on the Bonds will be made as described therein.

If we default in paying interest on a Bond, we will pay such defaulted interest either:

•	to Holders as of a special record date between 10 and 15 days before the proposed payment; or

•	in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Bonds may be listed for trading. (See Section 307.)

We will pay principal of and interest and premium, if any, on the Bonds at Maturity upon presentation of the Bonds at the corporate trust office of The Bank of New York Mellon in New York, New York, as our Paying Agent.

In our discretion, we may change the place of payment on the Bonds, and we may remove any Paying Agent and may appoint one or more additional Paying Agents (including us or any of our affiliates). (See Section 702.) If any Interest Payment Date, Redemption Date or Maturity of a Bond falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in The City of New York, New York, or other city in which a paying agent for such Bond is located, are generally authorized or required by law, regulation or executive order to remain closed. (See Section 116.)

Form; Transfers; Exchanges

You may have your Bonds divided into Bonds of smaller denominations (of at least $1,000) or combined into Bonds of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” (See Section 305.)

So long as the Bonds are registered in the name of DTC, as depository for the Bonds as described herein under “—Book-Entry Only Issuance—The Depository Trust Company,” or DTC’s nominee, transfers and exchanges of beneficial interest in the Bonds will be made as described therein. In the event that the book-entry only system is discontinued and the Bonds are issued in certificated form, you may exchange or transfer Bonds at the corporate trust office of the Trustee. The Trustee acts as our agent for registering Bonds in the names of Holders and transferring debt securities. We may appoint another agent (including one of our affiliates) or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered Holders is called the “Security Registrar.” It will also perform transfers. In our discretion, we may change the place for registration of transfer of the Bonds and may designate a different entity as the Security Registrar, including us or one of our affiliates. (See Sections 305 and 702.)

There will be no service charge for any transfer or exchange of the Bonds, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (1) Bonds during a period of 15 days prior to giving any notice of redemption or (2) any Bond selected for redemption in whole or in part, except the unredeemed portion of any Bond being redeemed in part. (See Section 305.)

Redemption

We may, at our option, redeem the Bonds, in whole at any time or in part from time to time. If we redeem the Bonds before the Par Call Date defined below, the Bonds will be redeemed by us at a redemption price equal to the greater of:

•	100% of the principal amount of the Bonds to be so redeemed; and

•

as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Bonds to be so redeemed that would be due if the Stated Maturity Date of such Bonds were the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus              basis points;

plus, in either case, accrued and unpaid interest to the Redemption Date.

If we redeem the Bonds on or after the Par Call Date, the Bonds will be redeemed by us at a redemption price equal to 100% of the principal amount of the Bonds to be so redeemed, plus accrued and unpaid interest to the Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Bonds to be redeemed (assuming for this purpose, that the Stated Maturity Date of the Bonds were the Par Call Date) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds.

“Comparable Treasury Price” means, with respect to any Redemption Date:

•	the average of four Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or

•	if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all of those quotations received.

“Par Call Date” means April 1, 2045 (the date that is six months prior to the Stated Maturity Date).

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•

each of Barclays Capital Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (or their respective affiliates that are Primary Treasury Dealers), or their respective successors, unless any of them is not or ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount), as provided to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

The Bonds will not be subject to a sinking fund or other mandatory redemption provisions and will not be repayable at the option of the Holder prior to the Stated Maturity Date.

The Bonds will be redeemable upon notice by mail between 30 days and 60 days prior to the Redemption Date.

If less than all of the Bonds are to be redeemed, the Trustee will select the Bonds, or portions thereof, to be redeemed. In the absence of a provision for selection, the Trustee will choose a method of random selection that it deems fair and appropriate. (See Sections 503 and 504.)

Bonds called for redemption will cease to bear interest on the Redemption Date. We will pay the redemption price and any accrued interest once you surrender the Bond for redemption. (See Section 505.) If only part of a Bond is redeemed, the Trustee will deliver to you a new Bond of the same series for the remaining portion without charge. (See Section 506.)

We may make any redemption at our option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Bonds. (See Section 504.)

Security; Lien of the Mortgage

Except as described below under this heading and under “—Issuance of Additional Mortgage Securities,” and subject to the exceptions described under “—Satisfaction and Discharge,” all Mortgage Securities, including the Bonds, will be secured, equally and ratably, by:

•

the lien of the Mortgage, which constitutes, subject to Permitted Liens and certain exceptions and exclusions, a first mortgage lien on substantially all of our tangible electricity distribution properties and certain of our electricity transmission properties located in Pennsylvania. We sometimes refer to our property that is subject to the lien of the Mortgage as “Mortgaged Property;” and

•	any Class A Bonds, as described below, delivered to the Trustee.

The Mortgage creates a lien on substantially all tangible properties of PPL Electric in Pennsylvania used in the distribution and transmission of electricity, other than property duly released from the lien thereof in accordance with the provisions of the Mortgage and certain other excepted property, and subject to certain Permitted Liens and excepted encumbrances, as described below. We sometimes refer to PPL Electric’s distribution and transmission properties of the type subject to the lien of the Mortgage, exclusive of the Excepted Property described below, as “Electric Utility Property.”

We may obtain the release of property from the lien of the Mortgage from time to time, upon the bases provided for such release in the Mortgage. See “—Release of Property.”

Federal regulatory initiatives have encouraged separate ownership of transmission assets and provided economic incentives for divestiture of transmission assets. As a result, we may release certain portions of our transmission properties from such lien from time to time upon the deposit of cash, the certification of property additions or retired bonds, or other permitted bases as provided in the Mortgage. Since 2003, we have obtained the release from the lien of the Mortgage of transmission property having an aggregate fair value (at or near the time of release) of approximately $530 million.

Permitted Liens.    The lien of the Mortgage is subject to Permitted Liens described in the Mortgage. Such Permitted Liens include liens existing at the execution date of the Mortgage, liens on property at the time we acquire such property, tax liens and other governmental charges which are not delinquent or which are being contested in good faith, mechanics’, construction and materialmen’s liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in our property, and defects, irregularities, exceptions and limitations of title in our property, certain leases and leasehold interests, liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property, liens which have been bonded or for which other security arrangements have been made, liens created in connection with the issuance of tax-exempt debt securities, purchase money liens and liens related to the construction or acquisition of property, or the development or expansion of property, liens which secure specified Mortgage Securities equally and ratably with other obligations, and additional liens on any of our property (other than Excepted Property, as described below) to secure debt for borrowed money in an aggregate principal amount not exceeding 10% of the total assets of PPL Electric and its consolidated subsidiaries, as shown on the latest audited balance sheet of PPL Electric and such subsidiaries. (See Granting Clauses and Sections 101 and 707.)

The Mortgage also provides that the Trustee will have a lien, prior to the lien on behalf of the Holders of the Mortgage Securities, upon the Mortgaged Property as security for our payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 1007.) Any such lien would be a Permitted Lien under the Mortgage.

Excepted Property.    The lien of the Mortgage does not cover, among other things, the following types of property: property located outside of Pennsylvania; property not used by us in our electricity transmission and distribution business; cash and securities not paid, deposited or held under the Mortgage; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, revenues, accounts receivable, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; intellectual property rights and other general intangibles; vehicles, movable equipment, aircraft and vessels; all goods, stock in trade, wares, merchandise and inventory held for the purpose of sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of our business; fuel; tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric transmission and distribution facilities; coal, ore, gas, oil and other minerals and timber rights; electric energy and capacity, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; real property and facilities used primarily for the production or gathering of natural gas; property which has been released from the lien of the Mortgage; and leasehold interests. We sometimes refer to property of PPL Electric not covered by the lien of the Mortgage as “Excepted Property.” (See Granting Clauses.) Properties held by any of our subsidiaries, as well as properties leased from others, are not subject to the lien of the Mortgage.

We may enter into supplemental indentures with the Trustee, without the consent of the Holders, in order to subject additional property (including property that would otherwise be excepted from such lien) to the lien of the Mortgage. (See Section 1301.) This property would constitute Property Additions and would be available as a basis for the issuance of Mortgage Securities. See “—Issuance of Additional Mortgage Securities.”

The Mortgage provides that after-acquired Electric Utility Property (other than Excepted Property) will be subject to the lien of the Mortgage. (See Granting Clause Second.) However, in the case of consolidation or merger (whether or not we are the surviving company) or transfer of the Mortgaged Property as or substantially as an entirety, the Mortgage will not be required to be a lien upon any of the properties either owned or subsequently acquired by the successor company except properties acquired from us in or as a result of such transfer, as well as improvements, extensions and additions (as defined in the Mortgage) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. See Section 1203 and “—Consolidation, Merger and Conveyance of Assets as an Entirety.”

Class A Bonds

As discussed below under “—Consolidation, Merger and Conveyance of Assets as an Entirety,” we will be permitted to merge or consolidate with another company upon meeting specified requirements. Following merger or consolidation of another company into us, we could deliver to the Trustee bonds issued under an existing mortgage on the properties of such other company as the basis for issuing new Mortgage Securities. The term “Class A Mortgage” means a mortgage or deed of trust or similar indenture entered into by another corporation with which we are so merged or consolidated and, in connection with such merger or consolidation, is assumed by us and designated a “Class A Mortgage” in accordance with the Mortgage. The term “Class A Bonds” means bonds or other obligations now or hereafter issued and outstanding under and secured by any Class A Mortgage. In such event, the Mortgage Securities would be secured, additionally, by such Class A Bonds and by the lien of the Mortgage on the properties of such other company, which would be junior to the liens of such existing Class A Mortgages. (See Section 1706.)

Class A Bonds to be made the basis for the authentication and delivery of Mortgage Securities (a) will be delivered to, and registered in the name of, the Trustee or its nominee and will be owned and held by such trustee, subject to the provisions of the Mortgage, for the benefit of the Holders of all Mortgage Securities outstanding from time to time; (b) will mature or be subject to mandatory redemption on the same dates and in the same principal amounts, as such Mortgage Securities; and (c)(i) may, but need not, bear interest and (ii) may, but need not, contain provisions for redemption at our option, any such redemption to be made at a redemption price or prices not less than the principal amount of such Class A Bonds. (See Sections 1602 and 1701.) To the extent that Class A Bonds do not bear interest, Holders of Mortgage Securities will not have the benefit of the lien of a Class A Mortgage in respect of an amount equal to accrued interest, if any, on the Mortgage Securities; however, such Holders will nevertheless have the benefit of the lien of the Mortgage in respect of the amount of accrued interest.

Any payment by us of principal of or premium or interest on the Class A Bonds delivered to and held by the Trustee will be applied by the Trustee to the payment of any principal, premium or interest, as the case may be, in respect of the Mortgage Securities which is then due, and our obligation under the Mortgage to make such payment in respect of the Mortgage Securities will be deemed satisfied and discharged to the extent of such payment. If, at the time of any such payment of principal of Class A Bonds, there is no principal then due in respect of the Mortgage Securities, the proceeds of the payment will constitute Funded Cash and will be held by the Trustee as part of the Mortgaged Property, to be withdrawn, used or applied as provided in the Mortgage. If, at the time of any such payment of premium or interest on Class A Bonds, there is no premium or interest then due on the Mortgage Securities, the payment will be remitted to us at our request; provided, however, that if any Event of Default, as described below, has occurred and is continuing, the payment will be held as part of the Mortgaged Property until the Event of Default has been cured or waived. See Section 1702 and “—Withdrawal of Cash” below.

Any payment by us of principal of or interest or premium, if any, on Mortgage Securities authenticated and delivered on the basis of the delivery to the Trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of such Class A Bonds) will, to the extent thereof, be deemed to satisfy and discharge our obligations, if any, to make a corresponding payment, in respect of such Class A Bonds which is then due. (See Section 1702.)

The Trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the Mortgage. (See Section 1704.) At the time any Mortgage Securities which have been authenticated and delivered upon the basis of Class A Bonds, cease to be outstanding (other than as a result of the application of the proceeds of the payment or redemption of such Class A Bonds), the Trustee will surrender to us, or upon our order, an equal principal amount of such Class A Bonds. (See Section 1703.)

When no Class A Bonds are outstanding under a Class A Mortgage except for Class A Bonds delivered to and held by the Trustee, then, at our request and subject to satisfaction of certain conditions, the Trustee will surrender such Class A Bonds for cancellation, the related Class A Mortgage will be satisfied and discharged, the lien of such Class A Mortgage on our property subject thereto will cease to exist and the priority of the lien of the Mortgage, as to such property, will be increased accordingly. (See Sections 1703 and 1707.) If no Class A Mortgages are in effect, the Mortgage will constitute a direct, first mortgage lien on the Company’s electric utility property, subject to certain Permitted Liens and certain other exclusions and exceptions as described above.

At the date of this prospectus supplement, there is no Class A Mortgage on any of our property and no Class A Bonds are held by the Trustee to secure Mortgage Securities.

Issuance of Additional Mortgage Securities

Subject to the issuance restrictions described below, the maximum principal amount of Mortgage Securities that may be authenticated and delivered under the Mortgage is unlimited. (See Section 301.) Mortgage Securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

•	the aggregate principal amount of Class A Bonds delivered to the Trustee;

•

66 2/3% of the Cost or Fair Value to PPL Electric (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Mortgage Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

•

the aggregate principal amount of Retired Securities (as described below), but if Class A Bonds had been made the basis for the authentication and delivery of such Retired Securities, only after the discharge of the related Class A Mortgage; or

•	an amount of cash deposited with the Trustee. (See Article Sixteen.)

Property Additions generally include any property which is owned by PPL Electric and is subject to the lien of the Mortgage. (See Section 104.)

Retired Securities means, generally, Mortgage Securities which are no longer Outstanding under the Mortgage, have not been retired by the application of Funded Cash and have not been used as the basis for the authentication and delivery of Mortgage Securities, the release of property or the withdrawal of cash.

Bonds Issuable.    We intend to issue the Bonds on the basis of Property Additions. At July 31, 2015, approximately $190 million in Retired Securities were available to be used as the basis for the authentication and delivery of Mortgage Securities; and, at that date, approximately $2.3 billion of Property Additions were available to be so used. (See Article Sixteen.)

Release of Property

Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which 66 2/3% of the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:

•	an amount equal to 66 2/3% of the aggregate principal amount of obligations secured by Purchase Money Liens upon the property to be released and delivered to the Trustee;

•

an amount equal to 66 2/3% of the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

•	the aggregate principal amount of Mortgage Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

•	the aggregate principal amount of Mortgage Securities delivered to the Trustee (with such Mortgage Securities to be canceled by the Trustee);

•

any amount of cash and/or an amount equal to 66 2/3% of the aggregate principal amount of obligations secured by Purchase Money Liens upon the property released that is delivered to the trustee or other Holder of a lien prior to the lien of the Mortgage, subject to certain limitations described in the Mortgage; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(See Section 1803.)

Property which is not Funded Property may generally be released from the lien of the Mortgage without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 1804.)

The Mortgage provides simplified procedures for the release of property which has been released from the lien of a Class A Mortgage, minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 1802, 1805, 1807 and 1808.)

If we retain any interest in any property released from the lien of the Mortgage, the Mortgage will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 1810.)

Withdrawal of Cash

Unless an Event of Default has occurred and is continuing, and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by us (a) to the extent of 66 2/3% of the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Mortgage Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Mortgage Securities delivered to the Trustee; or (2) upon our request, be applied to (a) the purchase of Mortgage Securities in a manner and at a price approved by us or (b) the payment (or provision for payment) at stated maturity of any Mortgage Securities or the redemption (or provision for payment) of any Mortgage Securities which are redeemable (see Section 1806); provided, however, that cash deposited with the Trustee as the basis for the authentication and delivery of Mortgage Securities, as well as cash representing a payment of principal of Class A Bonds, may, in addition, be withdrawn in an amount not exceeding the aggregate principal amount of cash or Class A Bonds delivered to the Trustee, as the case may be, for such purpose. (See Sections 1605 and 1702.)

Events of Default

An “Event of Default” occurs under the Mortgage if:

•	we do not pay any interest on a Mortgage Security within 30 days of the due date;

•	we do not pay principal or premium, if any, on a Mortgage Security on its due date;

•

we remain in breach of any other covenant under the Mortgage (excluding covenants specifically dealt with elsewhere in this section) for 90 days after we receive a written notice of such default from the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Mortgage Securities stating we are in breach and requiring remedy of the breach; provided that the Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be deemed to occur if we are diligently pursuing action to correct the default;

•	we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

•

for so long as the Trustee holds any outstanding Class A Bonds that were delivered as the basis for the authentication and delivery of outstanding Mortgage Securities, the occurrence of a matured event of default under the related Class A Mortgage (other than any such matured event of default which (i) is not a failure to make payments on Class A Bonds and is not of similar kind or character to the Event of Default described in the immediately preceding bullet point above and (ii) has not resulted in the acceleration of the outstanding Class A Bonds under such Class A Mortgage); provided, however, that the waiver or cure of such event of default under the Class A Mortgage will constitute a waiver and cure of the corresponding Event of Default under the Mortgage, and the rescission and annulment of the consequences thereof will also constitute a rescission and annulment of the corresponding consequences under the Mortgage.

(See Section 901.)

Remedies

Acceleration

If an Event of Default occurs and is continuing, then either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Mortgage Securities may declare the principal amount of all of the Mortgage Securities to be immediately due and payable. (See Section 902.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if:

•	we pay or deposit with the Trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and premium, if any, which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Mortgage; and

•	all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Mortgage.

(See Section 902.)

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Appointment of Receiver and Other Remedies

Subject to the Mortgage, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to appoint a receiver of the Mortgaged Property, and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (See Section 917.)

In addition to every other right and remedy provided in the Mortgage, the Trustee may exercise any right or remedy available to the Trustee in its capacity as owner and Holder of Class A Bonds which arises as a result of a default or matured event of default under any Class A Mortgage, whether or not an Event of Default under the Mortgage has occurred and is continuing. (See Section 916.)

Control by Holders; Limitations

Subject to the Mortgage, if an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the outstanding Mortgage Securities will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee with respect to the Mortgage Securities.

The rights of Holders to make direction are subject to the following limitations:

•	the Holders’ directions may not conflict with any law or the Mortgage; and

•	the Holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is not inconsistent with the Holders’ direction. (See Sections 912 and 1003.)

In addition, the Mortgage provides that no Holder of any Mortgage Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage for the appointment of a receiver or for any other remedy thereunder unless:

•	that Holder has previously given the Trustee written notice of a continuing Event of Default;

•

the Holders of 25% in aggregate principal amount of the outstanding Mortgage Securities have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs, expenses and liabilities incurred in complying with such request; and

•

for 60 days after receipt of such notice, request and offer of indemnity, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Mortgage Securities.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 907 and 1003.)

However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 908.)

Notice of Default

The Trustee is required to give the Holders of the Mortgage Securities notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified in the third bullet point under “—Events of Default” (regarding a breach of certain covenants continuing for 90 days after the receipt of a written notice of default), no such notice shall be given to such Holders until at least 60 days after the occurrence thereof. (See Section 1002.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice is in the interests of the Holders.

We will furnish the Trustee with an annual statement as to our compliance with the conditions and covenants in the Mortgage. (See Section 705.)

Waiver of Default and of Compliance

The Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities may waive, on behalf of the Holders of all outstanding Mortgage Securities, any past default under the Mortgage, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Mortgage that cannot be amended without the consent of the Holder of each outstanding Mortgage Security affected. (See Section 913.)

Compliance with certain covenants in the Mortgage or otherwise provided with respect to Mortgage Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Mortgage Securities, considered as one class. (See Section 706.)

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described below, we have agreed to preserve our corporate existence. (See Section 704.)

We have agreed not to consolidate with or merge with or into any other entity or convey, transfer or lease our Electric Utility Property as or substantially as an entirety to any entity unless:

•

the entity formed by such consolidation or into which we merge, or the entity which acquires or leases our Electric Utility Property substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and

•

expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and premium and interest on, all the outstanding Mortgage Securities and the performance of all of our covenants under the Mortgage, and

•	such entity confirms the lien of the Mortgage on the Mortgaged Property;

•

in the case of a lease, such lease is made expressly subject to termination by (i) us or by the Trustee, and (ii) the purchaser of the property so leased at any sale thereof, at any time during the continuance of an Event of Default; and

•

immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing.

(See Section 1201.)

In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations under the Mortgage and on the Mortgage Securities then outstanding unless we elect to waive such release and discharge. (See Section 1204.)

The Mortgage does not prevent or restrict:

•	any consolidation or merger after the consummation of which we would be the surviving or resulting entity;

•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety or substantially the entirety thereof; or

•

any conveyance or transfer where we retain Electric Utility Property with a fair value in excess of the aggregate principal amount of all outstanding Mortgage Securities. This fair value will be determined within 90 days of the conveyance or transfer by an independent expert that we select and that is approved by the Trustee.

(See Sections 1205 and 1206.)

Modification of Mortgage

Without Holder Consent.    Without the consent of any Holders of Mortgage Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to us;

•	to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Mortgage Securities, or to surrender any right or power conferred upon us;

•	to add any additional Events of Default with respect to all or any series of Mortgage Securities;

•	to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage that does not adversely affect the interests of the Holders in any material respect;

•	to provide additional security for any Mortgage Securities;

•	to establish the form or terms of any series or tranche of Mortgage Securities;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Mortgage Securities;

•	to change any place or places where

•	we may pay principal, premium and interest on Mortgage Securities of any or all series,

•	Mortgage Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon us may be served;

•

to amend and restate the Mortgage as originally executed, and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interest of the Holders in any material respect; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not materially adversely affect the interests of the Holders in any material respect.

In addition, if the Trust Indenture Act is amended after the date of the Mortgage so as to require changes to the Mortgage or so as to permit changes to, or the elimination of, provisions which, at the date of the Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the Mortgage, the Mortgage will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1301.)

With Holder Consent.    Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Mortgage Securities of all outstanding series, considered as one class, is generally required to add to, change or eliminate any of the provisions of, the Mortgage pursuant to a supplemental indenture.

However, if less than all of the series of outstanding Mortgage Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected series, considered as one class.

Moreover, if the Mortgage Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Mortgage Securities of one or more, but less than all, of such tranches, then such proposal requires the consent of only the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the Holder of each outstanding Mortgage Security directly affected thereby,

•

change the stated maturity of the principal or interest on any Mortgage Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Mortgage Security is payable, or impair the right to bring suit to enforce any payment;

•

create any lien ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgaged Property, or terminate the lien of the Mortgage on all or substantially all of the Mortgaged Property (other than in accordance with the terms of the Mortgage), or deprive any Holder of the benefits of the security of the lien of the Mortgage; or

•

reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver of compliance with any provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum and voting under the Mortgage.

A supplemental indenture which changes, modifies or eliminates any provision of the Mortgage expressly included solely for the benefit of Holders of Mortgage Securities of one or more particular series or tranches will be deemed not to affect the rights under the Mortgage of the Holders of Mortgage Securities of any other series or tranche.

(See Section 1302.)

Miscellaneous Provisions

The Mortgage provides that certain Mortgage Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Mortgage Securities have given or taken any demand, direction, consent or other action under the Mortgage as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Mortgage Securities of any series entitled to give or take any demand, direction, consent or other action under the Mortgage, in the manner and subject to the limitations provided in the Mortgage. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Mortgage Securities, such action may be taken only by persons who are Holders of such Mortgage Securities on the record date. (See Section 107.)

Satisfaction and Discharge

Any Mortgage Securities or any portion thereof will be deemed to have been paid and no longer outstanding for purposes of the Mortgage and, at our election, our entire indebtedness with respect to those securities will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PPL Electric), in trust:

•	money sufficient, or

•	in the case of a deposit made prior to the maturity of such Mortgage Securities, non-redeemable Eligible Obligations (as defined in the Mortgage) sufficient, or

•	a combination of the items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Mortgage Securities or portions of such Mortgage Securities on and prior to their maturity.

(See Section 801.)

The Mortgage will be deemed satisfied and discharged when no Mortgage Securities remain outstanding and when we have paid all other sums payable by us under the Mortgage. (See Section 802.)

All moneys we pay to the Trustee or any Paying Agent on Bonds that remain unclaimed at the end of two years after payments have become due may be paid to or upon our order. Thereafter, the Holder of any such Bond may look only to us for payment. (See Section 703.)

Voting of Class A Bonds

The Mortgage provides that the Trustee will, as holder of Class A Bonds delivered as the basis for the issuance of Mortgage Securities, attend such meetings of bondholders under the related Class A Mortgages, or deliver its proxy in connection therewith, as related to matters with respect to which it, as such holder, is entitled to vote or consent. The Mortgage provides that, so long as no Event of Default has occurred and is continuing at the time of such meeting or required consent, the Trustee will, as holder of such Class A Bonds,

•

vote or consent (without any consent or other action by the holders of the Mortgage Securities, except as described in the proviso of the last bullet below) in favor of amendments or modifications to the Class A Mortgage of substantially the same tenor and effect as follows:

•	to delete any provisions in any Class A Mortgage limiting the payment of dividends or distributions on our common stock or purchases of common stock;

•

to delete any provisions in any Class A Mortgage that require a sale, exchange or other disposition, or an agreement to sell, exchange or dispose of property to be released from the lien of a Class A Mortgage;

•

to modify any provisions in any Class A Mortgage that require insurance proceeds or other payments to be paid to the trustee under such Class A Mortgage in case of any loss so that such proceeds or payments need not be paid to such trustee with respect to any loss less than the greater of (A) $10,000,000 and (B) 3% of the sum of (1) the principal amount of Mortgage Securities outstanding on the date of such particular loss and (2) the principal amount of the Class A Bonds outstanding on the date of such particular loss, other than Class A Bonds delivered to and held by the Trustee under the Mortgage;

•

to modify certain net earnings test requirements of any Class A Mortgage to facilitate issuances of variable rate debt by providing for calculations of annual interest requirements to be based on average annual rates or the initial interest rate;

•

to delete any requirement in any Class A Mortgage of a net earnings test or net earnings certificate as a condition precedent to the issuance or authentication of Class A Bonds under such Class A Mortgage;

•

to modify any Class A Mortgage to provide that the term “corporation” as used in such Class A Mortgage shall mean “corporation, limited liability company, partnership, or trust or other legal entity” and to provide that any provision requiring us to maintain our “corporate existence” shall not be interpreted to prevent us from changing from a corporation, limited liability company, partnership, trust or other legal entity to a corporation, limited liability company, a partnership, a trust or any other legal entity; and

•

to conform any provision of a Class A Mortgage to the correlative provision of the Mortgage, to add to a Class A Mortgage any provision not otherwise contained therein which conforms in all material respects to a provision contained in the Mortgage, to delete from a Class A Mortgage any provision to which the Mortgage contains no correlative provision, and any combination of the foregoing; and

•

with respect to any amendments or modifications to any Class A Mortgage other than those amendments or modifications referred to in each of the bullet points above, vote all such Class A Bonds delivered under such Class A Mortgage, or consent with respect thereto, proportionately with the vote or consent of the holders of all other Class A Bonds outstanding under such Class A Mortgage the holders of which are eligible to vote or consent, as evidenced by a certificate delivered by the trustee under such Class A Mortgage; provided, however, that the Trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment to or modification of the Mortgage, would require the consent of Holders of Mortgage Securities as described under “Modification of Mortgage—With Holder Consent” above, without the prior consent of Holders of Mortgage Securities which would be required for such an amendment or modification of the Mortgage. (See Section 1705.)

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Mortgage Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Mortgage.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

(See Section 1010.)

Regarding the Trustee

In addition to acting as Trustee under the Mortgage, The Bank of New York Mellon and certain of its affiliates maintain banking and trust relationships with us and some of our affiliates. The Trust Indenture Act contains limitations on the rights of trustees under indentures and could require the Trustee, if it acquires any conflicting interests within the meaning of that Act, either to eliminate such conflicts upon the occurrence of an event of default under the Mortgage or resign.

Governing Law

The Mortgage and the Mortgage Securities provide that they are to be governed by and construed in accordance with the laws of the State of New York except where the Trust Indenture Act is applicable or where otherwise required by law. (See Section 115.) The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by Pennsylvania law.

Book-Entry Only Issuance—The Depository Trust Company

DTC will act as the initial securities depository for the Bonds. The Bonds will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The global bonds will be deposited with the Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants (“Direct Participants”) and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and those using its system are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC’s records. The ownership interest of each actual purchaser (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased Bonds. Transfers of ownership interests on the Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

To facilitate subsequent transfers, all Bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Bonds unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the Bonds are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered Holder of the Bonds.

Payments of principal and interest on the Bonds will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of the Purchase Price, principal and interest to Cede & Co. (or such other nominee of DTC) is the responsibility of us or the Trustee.

Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

A beneficial owner will not be entitled to receive physical delivery of the Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Bonds.

DTC may discontinue providing its services as securities depository with respect to the Bonds at any time by giving us or the Trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the Bonds will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following section discusses certain U.S. federal income tax considerations of the purchase, ownership and disposition of a Bond to Non-U.S. Holders (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (“IRS”) and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

We have not sought a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of a Bond. There can be no assurance that the IRS will not challenge one or more of the conclusions described in this prospectus supplement.

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, a person subject to the alternative minimum tax provisions of the Code or eligible for the benefits of a particular income tax treaty). This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, traders who elect to mark the Bonds to market, partnerships or other pass-through entities, tax-exempt entities, banks and other financial institutions, insurance companies, brokers, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” persons subject to the Medicare contribution tax, persons holding a Bond as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special rules applicable to former citizens and residents of the United States, or beneficial owners of Bonds that are U.S. Holders (as defined below).

For purposes of this discussion: a “Non-U.S. Holder” is a beneficial owner of a Bond that is neither a partnership nor a U.S. Holder; and, a “U.S. Holder” is a beneficial owner of a Bond that, for U.S. federal income tax purposes, is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation (or an entity treated as a corporation) created or organized in the United States or a political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or certain trusts which have a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion does not address any aspect of state, local or foreign law, or U.S. federal estate, generation-skipping and gift tax law. In addition, this discussion is limited to a purchaser of a Bond who purchases a Bond on original issuance at its “issue price” (the first price at which a substantial portion of the Bonds is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). It is expected, and therefore this discussion assumes, that the Bonds will be issued with less than the statutorily defined de minimis amount of original issue discount (“OID”) for U.S. federal income tax purposes. In addition, this discussion is limited to a purchaser of a Bond that will hold the Bond as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Bonds, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding our Bonds (or a partner in such a partnership), you should consult your tax advisors regarding the U.S. federal income tax considerations applicable to the purchase, ownership and disposition of the Bonds.

This discussion of certain U.S. federal income tax considerations is not tax advice. Prospective purchasers of the Bonds should consult their tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Bonds.

Non-U.S. Holders

The following is a general discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of a Bond by a Non-U.S. Holder.

Interest

Subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding,” payments of interest (including OID, if any) on the Bonds to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•	such interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

•	the Non-U.S. Holder is not a bank for U.S. federal income tax purposes whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

•

the beneficial owner of the Bonds provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or in either case appropriate successor form) certifying, under penalties of perjury, that it is not a United States person (within the meaning of Section 7701(a)(30) of the Code) and providing its name and address

U.S. Treasury regulations provide additional rules to satisfy the certification requirement described in the last bullet point above for Bonds held through one or more intermediaries or pass-through entities.

For purposes of the discussion below, interest and gain on the sale, exchange or other disposition of the Bonds will be considered to be “U.S. trade or business income” if such income or gain is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment within the United States).

The gross amount of payments of interest that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless an income tax treaty applies to reduce or eliminate withholding. In general, to claim the benefits of a reduced rate of withholding or exemption from withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or in either case appropriate successor form) to the applicable withholding agent.

Interest that is U.S. trade or business income will not be subject to the 30% withholding rate provided that the Non-U.S. Holder provides IRS Form W-8ECI (or appropriate successor form) to the applicable withholding agent. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. rates. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to a branch profits tax of 30% (subject to reduction or elimination under an applicable income tax treaty).

Non-U.S. Holders may be required periodically to update their IRS Forms W-8.

Sale, Exchange, Retirement or Other Taxable Disposition of the Bonds

Subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange, retirement or other taxable disposition of the Bonds unless:

•	the gain is U.S. trade or business income (in which case the branch profits tax may also apply to a corporate Non-U.S. Holder); or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements (unless an applicable income tax treaty provides otherwise).

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) interest on the Bonds and (ii) on or after January 1, 2019, gross proceeds from the sale or other disposition of the Bonds. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Bond is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the purchase, ownership and disposition of the Bonds.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

The backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification (i.e., a Form W-8BEN, W-8BEN-E or W-8ECI as described above) has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

Under Treasury regulations, the payment of proceeds from the disposition of a Bond by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. The payment of the proceeds from the disposition of the Bonds to or through a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the non-U.S. holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, if the holder timely provides the required information to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE BONDS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Bonds. Subject to certain conditions, each underwriter has severally, but not jointly, agreed to purchase the principal amount of Bonds indicated in the following table:

Underwriters	Principal Amount of Bonds
Barclays Capital Inc.	$
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

Total	$

The underwriters are committed to take and pay for all of the Bonds being offered, if any are taken.

Bonds sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Bonds sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the Bonds. Any such securities dealers may resell any Bonds purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the Bonds. If all the Bonds are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The Bonds are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the Bonds as permitted by applicable laws and regulations. The underwriters are not obligated, however, to do so and any such market making may be discontinued at any time without notice at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Bonds.

In connection with the offering, the underwriters may purchase and sell Bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Bonds while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Bonds. As a result, the price of the Bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1 million.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. In particular, certain of the underwriters or their affiliates are agents or lenders under the credit or other borrowing facilities of the Company and its affiliates.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

The offering of the Bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notice to Prospective Investors in Canada

The Bonds may be sold only in Alberta, British Columbia, Ontario or Quebec to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF THE BONDS

Pillsbury Winthrop Shaw Pittman LLP, New York, New York, and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the Bonds for PPL Electric. Sullivan & Cromwell

LLP, New York, New York, will pass upon the validity of the Bonds for the underwriters. However, all matters pertaining to the organization of PPL Electric and PPL Electric’s title to its property and the liens of the Mortgage upon PPL Electric’s properties will be passed upon only by Mr. Paine. As to matters involving the law of the Commonwealth of Pennsylvania, Pillsbury Winthrop Shaw Pittman LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. Paine.

PROSPECTUS

PPL Corporation

PPL Capital Funding, Inc.

PPL Electric Utilities Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(610) 774-5151

LG&E and KU Energy LLC

Louisville Gas and Electric Company

220 West Main Street

Louisville, Kentucky 40202

(502) 627-2000

Kentucky Utilities Company

One Quality Street

Lexington, Kentucky 40507

(502) 627-2000

PPL Corporation

Common Stock, Preferred Stock,

Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities

Guaranteed by PPL Corporation as described in a supplement to this prospectus

PPL Electric Utilities Corporation

Debt Securities

LG&E and KU Energy LLC

Debt Securities

Louisville Gas and Electric Company

Debt Securities

Kentucky Utilities Company

Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 4.

PPL Corporation’s common stock is listed on the New York Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Electric Utilities Corporation (“PPL Electric”), LG&E and KU Energy LLC (“LKE”), Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•

stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•

PPL Electric’s First Mortgage Bonds issued under PPL Electric’s 2001 indenture, as amended and supplemented (“PPL Electric First Mortgage Bonds”), which will be secured by the lien of the 2001 indenture on PPL Electric’s electricity distribution and certain transmission properties (subject to certain exceptions to be described in a prospectus supplement);

•	LKE’s unsecured and unsubordinated debt securities;

•

LG&E’s First Mortgage Bonds issued under LG&E’s 2010 indenture, as amended and supplemented (“LG&E First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on LG&E’s Kentucky electricity generation, transmission and distribution properties and natural gas distribution properties (subject to certain exceptions to be described in a prospectus supplement); and

•

KU’s First Mortgage Bonds issued under KU’s 2010 indenture, as amended and supplemented (“KU First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on KU’s Kentucky electricity generation, transmission and distribution properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Electric, with respect to Securities issued by PPL Electric;

•	LKE, with respect to Securities issued by LKE;

•	LG&E, with respect to Securities issued by LG&E; and

•	KU, with respect to Securities issued by KU.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Electric, LKE, LG&E and KU, as applicable, for the year ended December 31, 2014, and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Electric, LKE, LG&E and KU. The prospectus supplement applicable to each type or series of Securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	fuel supply cost and availability;

•	continuing ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU, and natural gas supply costs at LG&E;

•	weather conditions affecting generation, customer energy use and operating costs;

•	operation, availability and operating costs of existing generation facilities;

•	the length of and cost, including lost revenue, associated with scheduled and unscheduled outages at our generating facilities;

•	transmission and distribution system conditions and operating costs;

•	expansion of alternative sources of electricity generation;

•	laws or regulations to reduce emissions of “greenhouse” gases or the physical effects of climate change;

•	collective labor bargaining negotiations;

•	the outcome of litigation against us;

•	potential effects of threatened or actual terrorism, war or other hostilities, cyber-based intrusions or natural disasters;

•	our commitments and liabilities;

•	volatility in market demand and prices for energy, capacity, transmission services, emission allowances and renewable energy credits;

•	competition in retail and wholesale power and natural gas markets;

•	liquidity of wholesale power markets;

•	defaults by counterparties under energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	stock price performance of PPL Corporation;

•

volatility in the fair value of debt and equity securities and its impact on the value of assets in PPL Susquehanna’s nuclear plant decommissioning trust funds and in defined benefit plans, and the potential cash funding requirements if fair value declines;

•	interest rates and their effect on pension, retiree medical, nuclear decommissioning liabilities, and interest payable on certain debt securities;

•	volatility in or the impact of other changes in financial or commodity markets and economic conditions;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in securities and credit ratings;

•	changes in foreign currency exchange rates for British pound sterling;

•

current and future environmental conditions, regulations and other requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•

legal, regulatory, political, market or other reactions to the 2011 incident at the nuclear generating facility at Fukushima, Japan, including additional Nuclear Regulatory Commission (“NRC”) requirements;

•	changes in political, regulatory or economic conditions in states, regions or countries where we conduct business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation or regulatory developments;

•	the outcome of any rate cases or other cost recovery or revenue filings by our regulated utilities;

•	the impact of any state, federal or foreign investigations applicable to us and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•

business dispositions or acquisitions, including the anticipated formation of Talen Energy Corporation (“Talen Energy”) via the spinoff of PPL Energy Supply, LLC (“PPL Energy Supply”) and subsequent combination with the competitive generation business of Riverstone Holdings LLC (“Riverstone”) and our ability to realize expected benefits from such business transactions.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by applicable law, we undertake no obligation to update the information contained in such statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is an energy and utility holding company. Through its subsidiaries, PPL Corporation generates electricity from power plants, located primarily in the northeastern and southeastern United States; markets wholesale or retail energy primarily in the northeastern and northwestern portions of the United States; and delivers electricity to customers in Pennsylvania, Kentucky, Virginia, Tennessee and the United Kingdom, and natural gas to customers in Kentucky.

PPL Corporation’s principal subsidiaries are shown below (* denotes a registrant hereunder):

PPL Corporation conducts its operations through the following segments:

U.K. Regulated

The U.K. Regulated segment consists primarily of electricity distribution operations in the United Kingdom. Through its subsidiaries, as of December 31, 2014, PPL Global, LLC delivered electricity to approximately 7.7 million end-users in the United Kingdom. PPL Global, LLC is a wholly owned, indirect subsidiary of PPL Corporation.

Kentucky Regulated

The Kentucky Regulated segment consists of the operations of LKE, which owns and operates regulated public utilities engaged in the generation, transmission, distribution and sale of electricity and the distribution and sale of natural gas, representing primarily the activities of LG&E and KU. As of December 31, 2014, LG&E provided electric service to approximately 400,000 customers and provided natural gas service to approximately 321,000 customers in Kentucky, and KU delivered electricity to approximately 543,000 customers in Kentucky and Virginia. See “Louisville Gas and Electric Company” and “Kentucky Utilities Company,” respectively, for more information.

Pennsylvania Regulated

PPL Corporation’s Pennsylvania Regulated segment includes the regulated electricity delivery operations of PPL Electric. As of December 31, 2014, PPL Electric delivered electricity to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information.

Supply

PPL Corporation’s Supply segment consists primarily of the wholesale, retail, marketing and trading activities, as well as the competitive generation operations of PPL Energy Supply.

In June 2014, PPL Corporation and PPL Energy Supply executed definitive agreements with affiliates of Riverstone to combine their competitive power generation businesses to form Talen Energy, a new, stand-alone, publicly traded company. Under the terms of the applicable agreements, at closing, PPL Corporation will spin off to PPL Corporation shareowners a newly formed entity, Talen Energy Holdings, Inc. (“Holdco”), which at such time will own all of the membership interests of PPL Energy Supply and all of the common stock of Talen Energy. Immediately following the spinoff, Holdco will merge with a special purpose subsidiary of Talen Energy, with Holdco continuing as the surviving company to the merger and as a wholly owned subsidiary of Talen Energy and the sole owner of PPL Energy Supply. Substantially contemporaneous with the spinoff and merger, RJS Generation Holdings LLC will be contributed by its owners to become a subsidiary of Talen Energy. Following completion of these transactions, PPL Corporation shareowners will own 65% of Talen Energy and affiliates of Riverstone will own 35%. PPL Corporation will have no continuing ownership interest in, control of, or affiliation with Talen Energy and PPL Corporation’s shareowners will receive a number of Talen Energy shares at closing based on the number of PPL shares owned as of the spinoff record date. The spinoff will have no effect on the number of PPL Corporation common shares owned by PPL Corporation shareowners or the number of shares of PPL Corporation common stock outstanding. The transaction is intended to be tax-free to PPL Corporation and its shareowners for U.S. federal income tax purposes and is subject to customary closing conditions, including receipt of certain regulatory approvals by the NRC, the Federal Energy Regulatory Commission (“FERC”), the Department of Justice and the Pennsylvania Public Utility Commission (“PUC”). In addition, there must be available, subject to certain conditions, at least $1 billion of undrawn credit capacity, after deducting any letters of credit or other credit support measures posted in connection with energy marketing and trading transactions then outstanding, under a Talen Energy (or its subsidiaries) revolving credit or similar facility. The transaction is expected to close in the second quarter of 2015. Upon completion of this transaction, PPL Corporation will no longer have a Supply segment.

PPL Corporation’s subsidiaries, including PPL Electric, LKE, LG&E, KU and PPL Energy Supply are separate legal entities and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). None of PPL Electric, LKE, LG&E or KU will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and wholly owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, headquartered in Allentown, Pennsylvania, is a direct wholly owned subsidiary of PPL Corporation, incorporated in Pennsylvania in 1920 and a regulated public utility that is an electricity transmission and distribution service provider in eastern and central Pennsylvania. As of December 31, 2014, PPL Electric delivered electricity to approximately 1.4 million customers in a 10,000-square mile territory in 29 counties of eastern and central Pennsylvania. PPL Electric also provides electricity supply to retail customers in this area as a provider of last resort under the Pennsylvania Electricity Generation Customer Choice and Competition Act.

PPL Electric is subject to regulation as a public utility by the PUC, and certain of its transmission activities are subject to the jurisdiction of FERC under the Federal Power Act.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by PPL Electric pursuant to this prospectus.

LG&E AND KU ENERGY LLC

LKE, headquartered in Louisville, Kentucky, is a wholly owned subsidiary of PPL Corporation since 2010 and a holding company that owns regulated utility operations through its subsidiaries, LG&E and KU, which constitute substantially all of LKE’s assets. LG&E and KU are regulated public utilities engaged in the generation, transmission, distribution and sale of electricity. LG&E also engages in the distribution and sale of natural gas. LG&E and KU maintain their separate corporate identities and serve customers in Kentucky under their respective names. KU also serves customers in Virginia under the Old Dominion Power name and in Tennessee under the KU name. LKE, formed in 2003, is the successor to a Kentucky entity formed in 1989.

See “Louisville Gas and Electric Company” and “Kentucky Utilities Company” below for additional information about LG&E and KU.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LKE pursuant to this prospectus.

LOUISVILLE GAS AND ELECTRIC COMPANY

LG&E, headquartered in Louisville, Kentucky, is a wholly owned subsidiary of LKE and a regulated utility engaged in the generation, transmission, distribution and sale of electricity and distribution and sale of natural gas in Kentucky. As of December 31, 2014, LG&E provided electric service to approximately 400,000 customers in Louisville and adjacent areas in Kentucky, covering approximately 700 square miles in nine counties and provided natural gas service to approximately 321,000 customers in its electric service area and eight additional counties in Kentucky.

LG&E is subject to regulation as a public utility by the Kentucky Public Service Commission (“KPSC”), and certain of its transmission activities are subject to the jurisdiction of the FERC under the Federal Power Act. LG&E was incorporated in 1913.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LG&E pursuant to this prospectus.

KENTUCKY UTILITIES COMPANY

KU, headquartered in Lexington, Kentucky, is a wholly owned subsidiary of LKE and a regulated utility engaged in the generation, transmission, distribution and sale of electricity in Kentucky, Virginia and Tennessee.

As of December 31, 2014, KU provided electric service to approximately 515,000 customers in 77 counties in central, southeastern and western Kentucky, approximately 28,000 customers in five counties in southwestern Virginia, and fewer than ten customers in Tennessee, covering approximately 4,800 non-contiguous square miles. As of December 31, 2014, KU also sold wholesale electricity to 12 municipalities in Kentucky under load following contracts. In Virginia, KU operates under the name Old Dominion Power Company.

KU is subject to regulation as a public utility by the KPSC, the Virginia State Corporation Commission and the Tennessee Regulatory Authority, and certain of its transmission and wholesale power activities are subject to the jurisdiction of the FERC under the Federal Power Act. KU was incorporated in Kentucky in 1912 and in Virginia in 1991.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by KU pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 (Telephone number (610) 774-5151).

The offices of LKE and LG&E are located at 220 West Main Street, Louisville, Kentucky 40202 (Telephone number (502) 627-2000).

The offices of Kentucky Utilities Company are located at One Quality Street, Lexington, Kentucky 40507 (Telephone number (502) 627-2000).

The information above concerning PPL Corporation, PPL Capital Funding, PPL Electric, LKE, LG&E and KU and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries, and PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Electric, LKE, LG&E and KU is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt and for capital expenditures related to construction costs.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (a)	3.1	2.1	2.9	2.9	2.6

(a)	See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges (a)	4.2	3.7	2.9	3.4	2.9

(a)	See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LKE

The following table sets forth LKE’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation’s acquisition of LKE on November 1, 2010, and is labeled as Predecessor or Successor.

	Successor					Predecessor
	12 Months Ended Dec. 31, 2014	12 Months Ended Dec. 31, 2013	12 Months Ended Dec. 31, 2012	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010	10 Months Ended Oct. 31, 2010
Ratio of earnings to fixed charges (a)	4.2	4.6	3.3	3.7	3.9	2.7

(a)	See LKE’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LG&E

The following table sets forth LG&E’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation’s acquisition of LKE, LG&E’s parent, on November 1, 2010, and is labeled as Predecessor or Successor.

	Successor					Predecessor
	12 Months Ended Dec. 31, 2014	12 Months Ended Dec. 31, 2013	12 Months Ended Dec. 31, 2012	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010	10 Months Ended Oct. 31, 2010
Ratio of earnings to fixed charges (a)	6.3	8.1	5.4	5.2	4.8	4.7

(a)	See LG&E’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

KU

The following table sets forth KU’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation’s acquisition of LKE, KU’s parent, on November 1, 2010, and is labeled as Predecessor or Successor.

	Successor					Predecessor
	12 Months Ended Dec. 31, 2014	12 Months Ended Dec. 31, 2013	12 Months Ended Dec. 31, 2012	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010	10 Months Ended Oct. 31, 2010
Ratio of earnings to fixed charges (a)	5.4	5.9	4.4	4.8	6.0	4.0

(a)	See KU’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Electric, LKE, LG&E and KU each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. Under the “Investor” heading of that website, PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Electric, LKE, LG&E and KU free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Electric’s, LKE’s, LG&E’s and KU’s filings are available at the SEC’s Internet Web site (www.sec.gov).

In addition, reports, proxy statements and other information concerning PPL Corporation and PPL Electric, as applicable, can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179; reports and other information concerning LKE and LG&E can be inspected at their offices at 220 West Main Street, Louisville, Kentucky 40202, and reports and other information concerning KU can be inspected at its office at One Quality Street, Lexington, Kentucky 40507.

Incorporation by Reference

Each of PPL Corporation, PPL Electric, LKE, LG&E and KU will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014

PPL Corporation’s 2014 Notice of Annual Meeting and Proxy Statement	Filed on April 8, 2014 (portions thereof incorporated by reference into PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013)

Current Reports on Form 8-K	Filed on February 25, 2015

PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995

PPL Electric

SEC Filings (File No. 1-905)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014

LKE

SEC Filings (File No. 333-173665)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014

LG&E

SEC Filings (File No. 1-2893)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014

KU

SEC Filings (File No. 1-3464)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014

Additional documents that PPL Corporation, PPL Electric, LKE, LG&E and KU file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Electric, LKE, LG&E or KU file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement, are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that PPL Corporation, PPL Electric, LKE, LG&E or KU files or discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that have been furnished or may from time to time be furnished with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus.

Each of PPL Corporation, PPL Electric, LKE, LG&E and KU will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

For PPL Corporation and PPL Electric:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Treasurer

Telephone: 1-800-345-3085

For LKE and LG&E:

220 West Main Street

Louisville, Kentucky 40202

Attention: Treasurer

Telephone: 1-800-345-3085

For KU:

One Quality Street

Lexington, Kentucky 40507

Attention: Treasurer

Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding is a finance subsidiary and does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file such reports.

EXPERTS

The consolidated financial statements of PPL Corporation, PPL Electric Utilities Corporation and LG&E and KU Energy LLC, and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company appearing in such companies’ Annual Reports (Form 10-K) for the year ended December 31, 2014 including schedules appearing therein, and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Pillsbury Winthrop Shaw Pittman LLP, New York, New York or Simpson Thacher & Bartlett LLP, New York, New York and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding and PPL Electric. Pillsbury Winthrop Shaw Pittman LLP and John P. Fendig, Esq. of LG&E and KU Energy LLC will pass upon the validity of any LKE, LG&E and KU Securities for those issuers. Sullivan & Cromwell LLP, New York, New York or Davis Polk & Wardwell LLP, New York, New York will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Pillsbury Winthrop Shaw Pittman LLP, Simpson Thacher & Bartlett LLP, Sullivan & Cromwell LLP and Davis Polk & Wardwell LLP will rely on the opinion of Mr. Paine as to matters involving the law of the Commonwealth of Pennsylvania and on the opinion of Mr. Fendig as to matters involving the laws of the Commonwealths of Kentucky and Virginia and the State of Tennessee.

$

PPL Electric Utilities Corporation

% First Mortgage Bonds due 2045

PROSPECTUS SUPPLEMENT

September     , 2015

Joint Book-Running Managers

Barclays	RBC Capital Markets	Scotiabank	Wells Fargo Securities